Exhibit 99.1

     ArthroCare's Second Quarter Revenues Rise 34 Percent to $29.7 Million;
              Strong Revenue Growth and Margin Improvements across
                     All Business Units Drive EPS to $0.09

   SUNNYVALE, Calif.--(BUSINESS WIRE)--July 23, 2003--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, announced today that in the second quarter ended June 30, 2003, the company reported record total revenues of $29.7 million, a 34 percent increase over the $22.1 million reported in the second quarter of 2002.
   The company reported net income of $2.0 million, or $0.09 per diluted share, for the second quarter of 2003. In the same quarter of 2002, the company reported net income of $1.2 million, or $0.05 per diluted share.

                           Q2 SUMMARY TABLE

                                        Q203       Q103        Q202
-----------------------------------   --------   ---------   --------
Product Sales                         $28.4 M    $ 26.4 M    $20.7 M
-----------------------------------    -------    --------    -------
License Fees, Royalties and
 Other Revenues                       $ 1.3 M    $752,000    $ 1.4 M
-----------------------------------    -------    --------    -------
Total Revenues                        $29.7 M    $ 27.2 M    $22.1 M
-----------------------------------    -------    --------    -------
Net Income                            $ 2.0 M    $594,000    $ 1.2 M
-----------------------------------    -------    --------    -------
Earnings Per Diluted Share            $  0.09    $   0.03    $  0.05
-----------------------------------    -------    --------    -------


   FIRST SIX MONTHS OF 2003

   For the first six months of 2003, total revenues reached $56.9 million compared with $42.2 million in the same period of 2002. The product sales portion of revenue increased to $54.8 million in 2003 compared to $40.0 million in 2002. Net income for the six-month period was $2.6 million, or $0.12 per diluted share in the current year compared with $1.5 million, or $0.07 per diluted share in the previous year.

   REVENUE

   In the second quarter of 2003, product sales were $28.4 million, a 37 percent increase over the $20.7 million recorded in the same quarter of the previous year. License fees, royalties and other revenue were $1.3 million in the second quarter of 2003 compared to $1.4 million in the second quarter of 2002.
   For the second quarter, international markets contributed approximately 25 percent of product sales, essentially flat compared to the first quarter of 2003. ArthroCare shipped nearly 145,000 disposable devices and 913 controller units during the quarter.

   BUSINESS UNIT PERFORMANCE

   During the second quarter, ArthroCare generated strong year-over-year revenue growth in all of its business units, with the Spine and ENT divisions producing the highest growth rates.
   Arthroscopy revenue increased 26 percent during the quarter compared with the same period of 2002 and represented 71 percent of total product sales. Excluding the Atlantech(TM) product line, Arthroscopy revenue from Coblation products grew 12 percent over the same period of last year. Atlantech products generated $2.2 million in sales in the second quarter.
   Sales from the Spine business unit nearly doubled during the second quarter, with an increase of 93 percent, compared with the same quarter of the previous year. The Spine business contributed 12 percent of product sales during the quarter.
   The second quarter increase in ENT product sales over the comparable period of last year was 70 percent. ENT sales represented 15 percent of product sales during the quarter.

   OPERATIONS

   Gross margin on product sales improved to 70 percent in the second quarter compared to 65 percent in the same quarter of 2002. The year-over-year improvement was driven primarily by the increased volume of product being manufactured at ArthroCare's Costa Rica facility, which is now handling all high-volume production for the company.
   Operating expenses for the second quarter were essentially flat compared to the first quarter of 2003 and increased 40 percent or $5.4 million compared to the second quarter a year ago. Research and development and sales and marketing expenses were essentially flat as a percentage of product revenue compared to the second quarter of 2002.
   General and administrative costs increased $2.3 million or, as a percentage of product revenue, from 12 percent in the second quarter of 2002 to 17 percent in the second quarter of 2003. This increase was primarily the result of a $2.0 million year-over-year increase in legal expenses principally related to an intellectual property enforcement action.
   ArthroCare's worldwide days sales outstanding (DSOs) decreased to 59 days in the second quarter from 63 days in the prior quarter. The company's effective tax rate for 2003 also declined to 31 percent from 32 percent in the second quarter.
   "We are pleased with ArthroCare's performance during the second quarter," said Michael A. Baker, president and chief executive officer
(CEO) for ArthroCare. "We saw strong product sales growth in all businesses, with our Spine and ENT business units generating particularly outstanding sales increases. In the first half of the year, we tracked ahead of our expectations for both revenue and earnings. As we enter the second half of the year, we are well-positioned with significant momentum in all of our business units."

   RECENT CORPORATE DEVELOPMENTS

    -- ArthroCare won a jury verdict in a patent infringement case against Smith & Nephew, Inc. A U.S. District Court jury in Delaware found that three products sold by Smith & Nephew infringed all 16 asserted claims of three ArthroCare patents. The jury also upheld the validity of all the asserted claims of these patents.

    -- During the second quarter, ArthroCare repurchased 557,874 shares of its common stock at an average price of $16.24 per share. Additionally, the company repurchased 99,629 stock options at an average price of $2.30 per share that had been issued as compensation to consultants. This repurchase represents 74 percent of the unvested, outstanding stock options that ArthroCare has issued to consultants.

    -- The company acquired its Austrian distributor: Atlantech(TM) Medizinische Produkte Vertriebs-GmbH. The acquisition -- completed on April 25, 2003 -- furthers ArthroCare's direct sales strategy in key European markets where the company now has 70 employees with 48 serving in sales and marketing roles. Atlantech Medizinische had been an ArthroCare distributor for the past three years.

    -- ArthroCare secured exclusive rights to distribute Biocomposites' BiLok(R) absorbable tissue fixation technology in the United States. Under this agreement, the first product to be marketed by ArthroCare will be the BiLok ACL Screw. With BiLok, ArthroCare is able to provide surgeons worldwide a complete system for ligament and tendon reconstructions in the knee, significantly increasing the company's revenue per procedure in arthroscopic anterior cruciate ligament (ACL) reconstructions and complementing the company's ACL reconstruction products acquired last October through its acquisition of Atlantech Medical Devices, Ltd.

    -- ArthroCare entered into a research collaboration with Lawrence Berkeley National Laboratory, the High Current Electronics Institute (HCEI) in Tomsk, Russia and the Russian State Research Center Troitsk Institute for Innovation and Fusion Research (TRINITI). The research will focus on the physics involved in using Coblation technology to dissolve soft tissue with the goal being to develop breakthrough medical applications based on this technology. The collaboration is part of the U.S. Department of Energy's Initiatives for Proliferation Prevention (IPP) program.

    --  Michael Baker, ArthroCare's president and CEO received
        Northern California's 2003 Ernst & Young Entrepreneur Of The Year(R) award in the Emerging Life Sciences category.

    -- ArthroCare was ranked #17 on Forbes magazine's list of the 25 Fastest-Growing Tech Companies. The list ranks companies based on five-year sales growth for which ArthroCare's is 45 percent.

    -- The company announced the appointment of David Fitzgerald, retired president and CEO of Pfizer's orthopedics division, to its board of directors.

    -- Dr. Conor O'Neill presented data from a pioneering study at the Spine Arthroplasty Society's Global Symposium showing promising data on the treatment of contained herniated discs, including the effects of Coblation technology on disc chemistry. Study results indicate Coblation dramatically increased Interleukin 8 (IL-8), which is associated with angiogenesis and tissue healing, while virtually eliminating Interleukin (IL-1), which is associated with disc degeneration.

   BUSINESS OUTLOOK

   The following statements are based on current expectations on July 23, 2003. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

   ArthroCare's business outlook for fiscal 2003 is as follows:

    -- The company sees earnings per share (EPS) for fiscal 2003 between $0.30 and $0.33, within the range included in published reports. However, the company must caution that it continues to be concerned about the unpredictability of ongoing legal activities and the expenses associated with them.

    -- ArthroCare anticipates fiscal year 2003 revenue to grow in excess of 20 percent and to be between $110 million and $115 million. The company expects the Spine and ENT business units will primarily drive this revenue growth.

    -- The company anticipates improving gross margin on direct product sales by approximately 3-4 percentage points in 2003 compared with 2002.

   ArthroCare will hold a conference call with the financial community at 6:00 p.m. ET/3:00 p.m. PT today. The call will be simultaneously Web cast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through August 6, 2003. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21154163.

   ABOUT ARTHROCARE

   ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in approximately two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

   SAFE HARBOR STATEMENTS

   Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2003, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended March 31, 2003. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                             Three Months Ended
                                          June 30   March 31
                                            2003      2003   Variance
                                          -------   -------  --------

Revenues:
 Net Product Sales                       $28,401   $26,449    $1,952
 Royalties, fees and other                 1,300       752       548
                                          -------   -------    ------
           Total revenues                 29,701    27,201     2,500

Cost of product sales                      8,661     8,598        63
                                          -------   -------    ------

 Gross profit                             21,040    18,603     2,437
                                          -------   -------    ------

Operating expenses:
 Research and development                  2,607     2,646        39
 Sales and marketing                      11,519    11,519         -
 General and administrative                4,781     3,912      (869)
                                          -------   -------    ------
           Total operating expenses       18,907    18,077      (830)

Income from operations                     2,133       526     1,607
Interest and other income, net               697       348       349
                                          -------   -------    ------

Income before income tax provision         2,830       874     1,956
Income tax provision                         868       280      (588)
                                          -------   -------    ------

Net income                               $ 1,962   $   594    $1,368
                                          =======   =======    ======

Basic net income per share               $  0.09   $  0.03    $ 0.06
                                          =======   =======    ======

Shares used in computing                  20,911    21,168
basic net income per share

Diluted net income per common share      $  0.09   $  0.03    $ 0.06
                                          =======   =======    ======

Shares used in computing                  21,603    21,736
diluted net income per share


                                              Three Months Ended
                                          June 30   June 30
                                           2003      2002    Variance
                                          -------   -------  --------

Revenues:
 Net Product Sales                       $28,401   $20,709   $ 7,692
 Royalties, fees and other                 1,300     1,386       (86)
                                          -------   -------   -------
           Total revenues                 29,701    22,095     7,606

Cost of product sales                      8,661     7,201     1,460
                                          -------   -------   -------

 Gross profit                             21,040    14,894     6,146
                                          -------   -------   -------

Operating expenses:
 Research and development                  2,607     2,134      (473)
 Sales and marketing                      11,519     8,887    (2,632)
 General and administrative                4,781     2,480    (2,301)
                                          -------   -------   -------
           Total operating expenses       18,907    13,501    (5,406)

Income from operations                     2,133     1,393       740
Interest and other income, net               697       329       368
                                          -------   -------   -------

Income before income tax provision         2,830     1,722     1,108
Income tax provision                         868       551      (317)
                                          -------   -------   -------

Net income                               $ 1,962   $ 1,171   $   791
                                          =======   =======   =======

Basic net income per share               $  0.09   $  0.05   $  0.04
                                          =======   =======   =======

Shares used in computing                  20,911    21,851
basic net income per share

Diluted net income per common share      $  0.09   $  0.05   $  0.04
                                          =======   =======   =======

Shares used in computing                  21,603    22,769
diluted net income per share


                                                 Six Months
                                         June 30   June 30
                                           2003      2002    Variance
                                          -------   -------   -------

Revenues:
 Net Product Sales                       $54,850   $39,997  $ 14,853
 Royalties, fees and other                 2,052     2,175      (123)
                                          -------   -------   -------
           Total revenues                 56,902    42,172    14,730

Cost of product sales                     17,259    14,777     2,482
                                          -------   -------   -------

 Gross profit                             39,643    27,395    12,248
                                          -------   -------   -------

Operating expenses:
 Research and development                  5,253     4,284      (969)
 Sales and marketing                      23,038    17,259    (5,779)
 General and administrative                8,693     4,403    (4,290)
                                          -------   -------   -------
           Total operating expenses       36,984    25,946   (11,038)

Income from operations                     2,659     1,449     1,210
Interest and other income, net             1,045       854       191
                                          -------   -------   -------

Income before income tax provision         3,704     2,303     1,401
Income tax provision                       1,148       760      (388)
                                          -------   -------   -------

Net income                               $ 2,556   $ 1,543  $  1,013
                                          =======   =======  ========

Basic net income per share               $  0.12   $  0.07  $   0.05
                                          =======   =======  ========

Shares used in computing                  21,039    21,842
basic net income per share

Diluted net income per common share      $  0.12   $  0.07  $   0.05
                                          =======   =======   =======

Shares used in computing                  21,634    22,764
diluted net income per share



ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
                                                 June 30  December 31,
ASSETS                                             2003       2002
                                                ---------   ---------
Current assets:
    Cash and cash equivalents                   $ 36,499    $ 40,753
    Available-for-sale securities                      -       5,702
    Accounts receivable, net of allowances        19,126      18,380
    Inventories                                   28,853      22,651
    Prepaid expenses and other current assets      3,767       3,081
                                                 --------    --------
      Total current assets                        88,245      90,567

Available-for-sale securities                          -       6,396
Property and equipment, net                       19,683      18,123
Related party receivables                          1,205       1,205
Other assets                                      21,067      19,661
                                                 --------    --------

          Total assets                          $130,200    $135,952
                                                 ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                            $  9,925    $  8,074
    Accrued liabilities                            3,178       5,876
    Accrued compensation                           4,670       3,678
    Income taxes payable                           1,114           -

                                                ---------   ---------
      Total current liabilities                   18,887      17,628

    Loan Payable                                      52          47
    Deferred rent                                    142         114
                                                 --------    --------
      Total liabilities                           19,081      17,789
                                                 --------    --------


      Total stockholders' equity                 111,119     118,163
                                                 --------    --------

          Total liabilities and
           stockholders' equity                 $130,200    $135,952
                                                 ========    ========

    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (Investors) or
             Haberman & Associates
             Amanda Kohls, 612-338-3900 (Media)
             amanda@habermaninc.com